Fairfield N. J. October 6, 2006

ASTRALIS REVIEWING STRATEGIC ALTERNATIVES AND CHANGE OF STATUS OF OFFICER

The Board of Directors of Astralis, Ltd. has determined that Astralis is unable to continue funding drug development activities and is considering strategic alternatives including a sale of the assets of the Company. On August 21 the Company announced that "As of the date of this press release, the Company's liabilities exceed its cash. If the Company does not acquire additional cash within days, it will be forced to cease operations." During the last six months, the Company has been unable to identify sufficient funds to finance its continuing operations.

By mutual agreement Michael Garone has agreed to resign as the Company's interim Chief Executive Officer and Chief Financial Officer. Mr. Garone has been appointed by the Board as a consultant and financial advisor to assist in the analysis and development of the Company's strategic plan.

Interested parties can call:

Mike Garone on (973) 945-2229 or email mgarone@astralisltd.com.

Or

Dr. Jose O'Daly on (973) 224-5723 or email odaly@astralisltd.com.